Exhibit 99.2

Court Issues Rulings in Loyalty Conversion Systems Cases

MELVILLE, NY – September 3, 2014: ITUS Corporation (OTCQB: ITUS), a company that builds and protects innovation, today announced that the U.S. District Court for the Eastern District of Texas issued several rulings in affiliate Loyalty Conversion Systems Corporation’s lawsuits against several domestic airlines. On Tuesday September 2, the Court issued a claims construction ruling where it construed several claim terms disputed by the parties from both patents at issue in the lawsuits.  On Wednesday September 3, the Court issued a further ruling, where it deemed the subject matter covered by the two patents in the lawsuit as not patentable, therefore rendering both patents invalid. The LCSC portfolio currently consists of 22 other patents, including 10 new patents that were issued in the past year.

 Robert Berman, ITUS’s President and CEO stated, “The issue of what is and is not patentable subject matter has been in flux and the subject of much debate in recent years, and was recently addressed by the U.S. Supreme Court in the CLS Bank decision. The District Court relied on the recent CLS Bank decision in invalidating both of these patents. Although we are studying the Court’s opinion, the prospects of an appeal, and the impact of the decision on the other 22 patents in the LCSC portfolio, our business model has always been to diversify so that we are not overly dependent on any one patent portfolio. We have 5 other active patent assertion campaigns and more on the way, so we do not expect this decision to have a significant impact on our ongoing operations.”

About ITUS Corporation

ITUS develops and acquires patented technologies for the purposes of patent monetization and patent assertion. The company currently has 10 patent portfolios in the areas of Key Based Web Conferencing Encryption, Encrypted Cellular Communications, E-Paper® Electrophoretic Display, Nano Field Emission Display (“nFED”), Micro Electro Mechanical Systems Display (“MEMS”), Loyalty Conversion Systems, J-Channel Window Frame Construction, VPN Multicast Communications, Internet Telephonic Gateway, and Enhanced Auction Technologies. Additional information is available at www.ITUScorp.com.

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